Exhibit 99.1

Meta Financial Group, Inc. ® Announces Sheree Thornsberry as Head of Payments

Sioux Falls, SD, September 25, 2017 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.® (Nasdaq: CASH) (“MFG” or the “Company”) announced today that Sheree Thornsberry joins the Company as Executive Vice President and Head of Payments. Ms. Thornsberry will be responsible for the prepaid, debit, correspondent and ATM business lines. Her responsibilities within these business lines include sales and business development, corporate marketing, partner management and product development teams. With 15 years of experience in the payments industry, she joins MFG after holding integral leadership positions at InteliSpend and later Blackhawk Network. At Blackhawk Network, Ms. Thornsberry was General Manager of Hawk Incentives, where she was responsible for leading 600 employees and contributed $2 billion in sales to the enterprise.

“Sheree is a well-known leader in the payments industry,” said Brad Hanson, President of Meta Financial Group. “We are extremely fortunate to have her on our leadership team. She brings industry experience, a strong history of innovation and the people management skills necessary to take our payments business lines to the next level. She will be transformational to our business.”

Ms. Thornsberry has also received several industry accolades where she has been recognized for her work within the payments industry:

•	Named one of Incentive Magazine’s ‘25 Most Influential People in the Incentive Industry’ in 2016

•	Chosen to participate in Incentive Magazine’s 2016 Annual Incentive Roundtable

•	Received 2014 Paybefore ‘Top Motivator’ Product Innovation Award

This press release and other important information about the Company are available at metafinancialgroup.com.

About Meta Financial Group

Meta Financial Group, Inc. ("MFG") is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, EPS Financial and Specialty Consumer Services, its tax-related financial solutions divisions.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605.362.5140	605.362.2423
klebrun@metabank.com	bkelley@metabank.com